Exhibit 10.1

AMENDMENT NUMBER THIRTEEN
TO
TEXAS REGIONAL BANCSHARES, INC.
AMENDED AND RESTATED EMPLOYEE STOCK OWNERSHIP PLAN
(WITH 401(K) PROVISIONS)

Texas Regional Bancshares, Inc., a corporation organized and operating under the laws of the State of Texas, and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “Company”), together with the Trustees of the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) Provisions) adopt the following amendments to the Plan effective as of April 20, 2004.

WHEREAS, the Company has established and maintains the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) Provisions) (the “Plan”); and

WHEREAS, Pursuant to Section 10.1 of the Plan, the Company has the right to amend the Plan, provided that the Trustees join in such Amendment, if the provisions of the Plan affecting the Trustees are amended; and

WHEREAS, Community Bank & Trust, SSB, which recently merged with and into Texas State Bank, the Company’s wholly owned banking subsidiary, sponsors several common trust funds, as that term is defined below; and

WHEREAS, the Directors and the Trustees believe that it is in the best interest of the Participants of the Plan and their Beneficiaries to provide the Trustees the ability to invest in one or more common trust funds in accordance with (i) Revenue Procedure 92-51, Revenue Ruling 81-100 and other rules and regulations prevailing from time to time issued by the Comptroller of the Currency, Administrator of National Banks, U.S. Department of the Treasury, pertaining to the collective investment of trust funds for national banks; (ii) Code Section 584, and the regulations thereunder; and (iii) other applicable federal and Texas laws.

NOW, THEREFORE, IT IS HEREBY AGREED THAT the Plan is hereby amended effective as of April 20, 2004, as follows:

Plan Section 9.2, INVESTMENT POWERS AND DUTIES OF THE TRUSTEE, is amended and restated in its entirety to read as follows:

9.2  INVESTMENT POWERS AND DUTIES OF THE TRUSTEE

(a)           The Trustee shall invest and reinvest the Trust Fund to keep the Trust Fund invested without distinction between principal and income and in such securities or property, real or personal, wherever situated, as the Trustee shall deem advisable, including, but not limited to, stocks, common or preferred, open-end or close-end mutual fund bonds and other evidences of indebtedness or ownership, a common trust fund maintained by a fiduciary which is a bank or insurance company (“Common Trust Fund”), and real estate or any interest therein.  The Trustee shall at all times in making investments of the Trust Fund consider, among other factors, the short and long-term financial needs of the Plan on the basis of information furnished by the Employer.  In making such investments, the Trustee shall not be restricted to securities or other property of the character expressly authorized by applicable State law for trust investments; however, the Trustee shall give due regard to any limitations imposed by the Code or the Act so that at all times the Plan may qualify as an Employee Stock Ownership Plan and Trust.

(b)           The Trustee may employ a bank or trust company pursuant to the terms of its usual and customary bank agency agreement, under which the duties of such bank or trust company shall be of a custodial, clerical and record-keeping nature.

(c)           In the event that the Trustee invests any part of the Trust Fund, pursuant to the directions of the Administrator, in any shares of stock issued by the Employer, and the Administrator thereafter directs the Trustee to dispose of such investment, or any part thereof, under circumstances which, in the opinion of counsel for the Trustee, require registration of the securities under the Securities Act of 1933 and/or qualification of the securities under the Blue Sky laws of any state or states, then the Employer, at its own expense, will take or cause to be taken any and all such action as may be necessary or appropriate to effect such registration and/or qualification.

(d)           In the event that the Trustee invests any part of the Trust Fund in a Common Trust Fund (as defined in subparagraph (a) above), such Common Trust Fund shall be maintained by a bank within the meaning of Code Section 581 (“Bank”).  Provided that the Company or any other party in interest (as defined in Section 3(14) of the Act)

qualifies as a Bank, such entity may serve as the Bank for one or more Common Trust Funds.  If the Company or other party in interest is the Bank for a Common Trust Fund and ceases to qualify as a Bank, or wishes no longer to have or maintain management and investment duties, the Company shall appoint a successor to maintain the Common Trust Fund, and such successor must qualify as a Bank.  The Bank shall have exclusive managerial and investment authority over its Common Trust Funds.  The managerial and investment authority over the Common Trust Fund may be delegated to a committee, provided that such committee is composed exclusively of Bank officers, directors, and employees.  Each Common Trust Fund shall be created and maintained exclusively for the collective investment and reinvestment of contributions to the Common Trust Fund by the Bank or an affiliate Bank, provided that such affiliate Bank qualifies as a Bank, either acting alone or with one or more other fiduciaries in their capacity as fiduciary of the Common Trust Fund.  In acquiring, investing, re-investing, exchanging, retaining, selling, supervising and managing the Common Trust Fund, the Bank shall act as a fiduciary as to the participants in the Common Trust Fund.  The Bank shall have full fiduciary powers, including management, administrative, and investment authority.  The Bank’s management, administrative and investment authority shall be exercised in accordance with the Plan.  Each Common Trust Fund shall be administered in conformity with the rules and regulations prevailing from time to time and issued by the Comptroller of the Currency, Administrator of National Banks, U.S. Department of the Treasury, pertaining to collective investment of trust funds by national banks; Code Section 584 governing group trust funds and the regulations thereunder; and other applicable federal and Texas laws.  If liquidating or segregated accounts are used to segregate investments in the Common Trust Fund, these accounts are subject to and governed by all of the provisions of the Plan.  Further, no Common Trust Fund accounts shall be represented by transferable certificates.  Admissions to and withdrawals from the Common Trust Fund by participants in the Fund shall be made on the basis of a valuation of the assets of the Fund and as of the date of the valuation.

IN WITNESS WHEREOF, this Thirteenth Amendment to the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) Provisions) has been executed this 12th day of October, 2004 to be effective as of the dates provided above.

Texas Regional Bancshares, Inc.

	By:	/s/ G.E. Roney
Glen E. Roney, Chairman of the Board and Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ G.E. Roney
Glen E. Roney, Trustee

/s/ Morris Atlas
Morris Atlas, Trustee

/s/ Frank N. Boggus
Frank N. Boggus, Trustee